As filed with the Securities and Exchange Commission on __________________

                                                   Registration No. 333-________
================================================================================

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                              ____________________
                                   FORM SB-2

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                              ____________________

                   D.H. MARKETING & CONSULTING, INC.
                 (Name of small business issuer in its charter)

        NEVADA                        991-4000                 88-0330263
(State or jurisdiction     (Primary Standard Industrial       (I.R.S. Employer
 of incorporation or        Classification Code Number)    Identification No.)
    organization)

                              300 Keystone Street
                             Hawley, PA 18428
                               (717) 226-8515
                         (Address and telephone number
                        of principal executive offices)

David D. Hagen                                    WITH A COPY TO:
Chairman and Chief Executive Officer              Max C. Tanner, Esq.
300 Keystone St.                                  2950 E. Flamingo, Suite G
Hawley, PA 18428                                  Las Vegas, NV 89121

(717) 226-8515                                    (702) 369-9614
(Name, address and telephone number
of agent for service)

  Approximate date of proposed sale to the public: From time to time after the effective date of the registration statement.

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

===========================================================================================
                                                      PROPOSED      PROPOSED
                                                     MAXIMUM        MAXIMUM
                 TITLE OF EACH           AMOUNT      OFFERING      AGGREGATE   AMOUNT OF
               CLASS OF SECURITIES       TO BE      PRICE PER      OFFERING   REGISTRATION
                TO BE REGISTERED         REGISTERED    SHARE<F1>     PRICE<F1>  FEE<F1>
-------------------------------------------------------------------------------------------
Common Stock, $0.0003 par value,        1,000,000    $2.59375      $2,593,750    $765.16
reserved for issuance upon conversion
of Series A Preferred Stock <F2>
============================================================================================

(1) Determined pursuant to Rule 457(c) solely for the purpose of calculating the registration fee upon the basis of the average of the bid and asked prices for the registrant's Common Stock as quoted on the OTC Bulletin Board on October 13, 1998.

(2) To be offered and sold by the Selling Stockholders upon conversion of up to 30 outstanding shares of Series A Preferred Stock ("Series A Preferred Stock"). The conversion price is influenced by a number of factors but for purposes of this Registration Statement, is equal to $3.45 per share. The Company is contractually obligated to register 1,000,000 shares into which the Series A Preferred Stock would be converted at the time of registration in the event a lesser conversion price prevails and, consequently, the number of shares registered is greater than presently issuable upon conversion.
                      ___________________________________

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS                                 Dated ________________

                D.H. MARKETING & CONSULTING, INC.
              300 Keystone St.   --     Hawley, PA 18428
         Telephone (800) 786-9613 -- Facsimile (717) 226-3242

<this page is divided into two columns, column one:>

This prospectus relates to the offer and/or sale of up to 1,000,000 shares of Common Stock which may be sold in the market at market prices by two shareholders of D.H. Marketing & Consulting,
Inc. These securities are not being offered or sold by D.H. Marketing & Consulting, Inc.

The shares of Common Stock being offered and/or sold by this prospectus are issuable upon conversion of up to 30 shares of Series A
Convertible Preferred Stock of D.H. Marketing &
Consulting, Inc.

The conversion rate for the Series A Preferred
Stock is influenced by a number of factors. Please see Page 3 of this Prospectus for a detailed discussion of the conversion rate.

D.H. Marketing & Consulting, Inc.'s common stock is listed and traded on the Over the Counter
Bulletin Board under the symbol "DHMG."

The Company has been advised that sales of Common Stock may be made from time to time by or for the account of the two selling shareholders in the over-the-counter market or on any stock exchange on which the Common Stock of the Company may be listed at the time of sale, or in block transactions or private transactions or otherwise, through brokers or dealers. These sales will be made either at market prices prevailing at the time of sale or at negotiated prices. The brokers or dealers may act as agents for the two shareholders selling their stock or may purchase any of the shares as principal and thereafter may sell such shares from time to time at market prices prevailing at the time of sale or at negotiated prices.

<column two:>
Brokers or dealers used by the Selling
Stockholders may be deemed to be "underwriters" as defined in the Securities Act of 1933. In addition, the Selling Stockholders may be deemed to be underwriters within the meaning of the Securities Act with respect to the Common Stock offered hereby.

D.H. Marketing & Consulting, Inc. will:
  --      not receive any of the proceeds
          from the sale of Common Stock
          by these selling shareholders.
  --      pay all of its expenses in
          connection with this offering.

The two shareholders selling their stock will:
  --      be solely responsible for paying
          any sales or brokerage
          commissions or underwriting
          discounts they might incur in
          connection with sales of the
          shares offered by this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

============================================

For a discussion of certain considerations associated with the purchase of the common stock offered hereby, see "Risk Factors" starting on page 1.

============================================

     The Company has filed under the Securities Act with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 (the "Registration Statement") with respect to its shares of Common Stock offered hereby. This Prospectus was filed as a part of the Registration Statement. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to the Company and its Common Stock.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements, and other information with the Commission. Reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may also be obtained upon written request addressed to the Commission, Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that filed electronically with the Commission at http://www.sec.gov.

     No person has been authorized to give any information or to make any representation other than as contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale of Common Stock made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities offered by this Prospectus to any person or by anyone in any jurisdiction in which it is unlawful to make such an offer or solicitation.

                        TABLE OF CONTENTS


PROSPECTUS SUMMARY . . . . . . . . . . 1    RISK FACTORS. . . . . . . . . 1

SELLING STOCKHOLDERS . . . . . . . . . 3    PLAN OF DISTRIBUTION. . . . . 4

                                            MANAGEMENT'S DISCUSSION AND
PRICE RANGE OF COMMON STOCK AND             ANALYSIS AND RESULTS OF
DIVIDEND POLICY. . . . . . . . . . . . 5    OPERATIONS. . . . . . . . . . 6

BUSINESS OF THE COMPANY. . . . . . . . 9    MANAGEMENT. . . . . . . . . .12

PRINCIPAL STOCKHOLDERS AND
SECURITY OWNERSHIP OF
MANAGEMENT . . . . . . . . . . . . . .14    DESCRIPTION OF CAPITAL STOCK.16

LITIGATION . . . . . . . . . . . . . .17    LEGAL MATTERS . . . . . . . .18

EXPERTS. . . . . . . . . . . . . . . .18

                        PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and Financial Statements and related notes thereto appearing elsewhere in this Prospectus.

THE COMPANY

     D.H. Marketing & Consulting, Inc. (the "Company") is engaged in the network marketing business. The address of the Company's principal executive offices is 300 Keystone Street, Hawley, Pennsylvania 18428, and its telephone number is (717) 226-8515.

THE OFFERING

     The shares offered hereby constitute issued and outstanding shares of Common Stock of the Company and are being offered and sold by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Stockholders.

PLAN OF DISTRIBUTION

     The Company has been advised by the Selling Stockholders that sales of Common Stock may be made from time to time by or for the account of the Selling Stockholders in the over-the-counter market or on any exchange on which the Common Stock of the Company may be listed at the time of sale, or in block transactions or private transactions or otherwise, through brokers or dealers. Brokers or dealers may be paid commissions or receive sales discounts in connection with such sales, and the Selling Stockholders will be solely responsible for paying such commissions or absorbing such discounts.

RISK FACTORS

     See "Risk Factors" for a discussion of various matters that should be considered in connection with the purchase of Common Stock hereunder.


                           RISK FACTORS

     In addition to the other information presented in this Prospectus, prospective investors should carefully consider the following factors in evaluating an investment in the shares of Common Stock offered hereby.

     Uncertainty of Market Acceptance. The Company plans to develop new products, commence an infomercial campaign and expand into new territories. The Company may not be able to sustain current market acceptance or be able to attain market acceptance for new products. Further, it is possible that the infomercial campaign and expansion plans may not be as successful as the Company desires. Therefore, investors should not rely on market acceptance of the new products or the success of an infomercial campaign and expansion plans.

     Regulation. The Company's products are direct-marketed to customers in numerous states and jurisdictions on a mass marketing scale. Each state or jurisdiction has the power to create its own rules and regulations that affect the direct marketing and mass marketing industries. Consequently, the Company may be subject to ever-changing regulations within each jurisdiction that its products are sold or distributed.

     Competition. The home-based business industry is extremely large and also very competitive. Many companies participating in the direct selling of products seek distributors for multi-level and direct sales organizations. In general, there are no significant barriers to entry into the direct sales business. Therefore, the Company's operations are subject to substantial present and future competition. Many of the Company's competitors are substantially larger, have wider market acceptance and greater financial resources than the Company. As such, there is a risk that the Company will not be able to compete profitably with such companies on a long-term basis.

     Dependence on Key Personnel. The Company is highly dependent on its officers and directors for the profitable operation of the Company and the expansion of its markets and product acceptance. None of the officers and directors have an employment agreement with the Company. If the Company were to lose the services of any one or more of its officers or directors, the Company could suffer a significant setback. See "Management."

     Limited Market for the Company's Common Stock; Possible Volatility of Securities Prices. There is currently only a limited trading market for the Common Stock of the Company. The Common Stock of the Company trades on the OTC Bulletin Board under the symbol "DHMG" which is a limited market and subject to substantial restrictions and limitations in comparison to the Nasdaq System. There can be no assurance that a substantial trading market will be sustained for the Common Stock. Recent history relating to the market prices of newly public companies indicates that, from time-to-time, there may be significant volatility in the market price of the Company's securities because of factors unrelated, as well as related, to the Company's operating performance. There can be no assurances that the Company's Common Stock will ever qualify for inclusion within the Nasdaq System, or that more than a limited market will ever develop for its Common Stock.

     Lack of Dividends. The Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The Company intends to retain profits, if any, to fund growth and expansion. See "Dividend Policy."

                       SELLING STOCKHOLDERS

     The shares of Series A Preferred Stock owned by the Selling Stockholders are convertible into Common Stock pursuant to the following conversion formula.

                  (.06)(N/365)(20,000) + 20,000
                  _____________________________
                         Conversion Price

     "N" is equal to the number of days after the issuance date of the Series A Preferred Shares (which was September 18, 1998) through the conversion date. The Series A Preferred Shareholders have two choices for the "conversion price" used in the above formula. The first choice involves a "Fixed Conversion Price" of which the conversion price is equal to Three Dollars and Forty-Five Cents ($3.45). The second choice involves a "Conversion Percentage" of which the conversion price is equal to 78% (subject to reduction under certain circumstances, as discussed within this subsection) of the average closing bid price of the Company's Common Stock for the five consecutive trading days immediately preceding the conversion.

     As of October 12, 1998, the number of shares of Common Stock into which the Series A Preferred Stock is convertible, based upon the conversion price of $3.45 in the above formula and assuming the conversion took place on October 12, 1998, is 174,599 shares. However, due to a contractual agreement with the two shareholders selling their stock, the Company must register 1,000,000 shares of Common Stock for resale upon conversion in the event, among other things, the conversion price decreases as a result of the foregoing formula.

     The following table sets forth as of October 12, 1998, the names of the Selling Stockholders, the number of Series A Preferred Stock shares held by each, and the number of shares of Common Stock the Series A Preferred Stock could be converted into, assuming the shares were converted pursuant to the Fixed Conversion Price of $3.45 in the above formula and further assuming the conversion took place on October 12, 1998.

                                                    Number of Shares
                               Number of Shares     Obtainable Upon Exercise
Name                           of Preferred Stock   of Preferred Stock
-----------------------------  -------------------  -------------------------

Atlas Capital Fund, Ltd.            10                        58,200

Atlantis Capital Fund, Ltd.         20                        116,399
-----------------------------------------------------------------------------

     The Conversion Percentage is subject to a reduction of 2% for every 30 days beyond November 2, 1998 that the Company's Registration Statement on Form SB-2 is not filed by the Company. Further, if the Registration Statement on Form SB-2 is not declared effective by the

SEC on or before December 18, 1998 or sales cannot be made pursuant to the Registration Statement on Form SB-2 for various reasons, then:

     (i) the Conversion Percentage shall be reduced by the product of (A) three (3) and (B) the sum of the number of months (prorated for partial months) after December 18, 1998 and prior to the date that the Form SB-2 is declared effective by the SEC and the number of months that sales cannot be made pursuant to the Form SB-2 has been declared effective.

     (ii) The Fixed Conversion Price shall be reduced by an amount equal to the product of (A) 3% multiplied by the Fixed Conversion Price and (B) the sum of the number of months (prorated for partial months) after December 18, 1998 and prior to the date that the Form SB-2 is declared effective by the SEC and the number of months that sales cannot be made pursuant to the Form SB-2 has been declared effective.

     The Conversion Price is subject to adjustment to prevent dilution of the rights granted to the Series A Preferred Stock pursuant to the Certificate of Designations, Preferences, and Rights of Series A Convertible Preferred Stock of D.H. Marketing & Consulting, Inc.


                       PLAN OF DISTRIBUTION

     The shares may be sold from time to time by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market or on any stock exchange on which the Common Stock of the Company may be listed at the time of sale or otherwise at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following:

     (a) A block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     (b) Purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;

     (c) Ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

     (d) Privately negotiated transactions between the Selling Stockholder and a purchaser.

     There is no underwriter or coordinating broker acting in connection with this offering. Each Selling Stockholder may be deemed an "underwriter" within the meaning of the Securities Act with respect to the shares of Common Stock offered by such Selling Stockholder. The Company and each Selling Stockholder have agreed to indemnify one another against certain liabilities, including liabilities under the Securities Act.

     In effecting sales, brokers or dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate. Brokers and dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales.

     The Company has agreed to pay for all costs and expenses incident to the issuance, offer, sale and delivery of the shares of Common Stock offered by the Selling Stockholders, including all expenses and fees of preparing, filing and printing the Registration Statement and Prospectus and related exhibits, amendments and supplements thereto and mailing of such items. The Company will not pay sales or brokerage commissions or discounts with respect to sales of the shares offered by the Selling Stockholders.


         PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Company's Common Stock is traded on the OTC Bulletin Board under the Symbol "DHMG." The following table shows the price range of the Company's Common Stock for the last four quarters.

                                    BID                        ASK
                              HIGH       LOW           HIGH           LOW

Third Quarter Ending
     September 30, 1998       2-5/8        2           5-1/8          3-3/16

Second Quarter Ending
     June 30, 1998            2-13/16   1-7/8          4-5/8          3-7/8

First Quarter Ending
     March 31, 1998           5-5/8     3-7/8          8-1/2          4-1/2

Fourth Quarter Ending
     December 31, 1997        9-3/16    3-7/8          12-3/8         7-7/16

HOLDERS

     As of October 14, 1998, there were 655 record holders of the Company's Common Stock and two holders of the Company's Series A Preferred Stock.

DIVIDENDS

     The Company does not anticipate any stock or cash dividends on its Common Stock in the foreseeable future.

        MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS

OVERVIEW

     D. H. Marketing & Consulting, Inc.'s (the "Company") Initial Public Offering became effective with the Securities Exchange Commission on August 11, 1995.

     The Company completed its Initial Public Offering October 11, 1995, having sold 119,000 shares and received net proceeds of $537,990.

     The proceeds of the Initial Public Offering significantly increased the Company's working capital, cash availability, inventory and general business capabilities. Shares first traded on the OTC Bulletin Board on January 4, 1996 at $5 per share under the symbol "DHMK."

     On February 25, 1997, the Company undertook a three for one forward split of its Common Stock and, as a result of the stock split, is now traded under the symbol "DHMG." At the close of business, June 30, 1998, ending the second quarter of 1998, shares were traded at the closing price of 2 9/16.

     The Company, in the past, was segmented into four distinct operations, consisting of the Network Marketing Division, the Collectible Division, the Burn Cleansing Solution Division and the Acquisitions & Consulting Division. The Company has since, in the first quarter of 1998, divested itself of all business activities that do not relate to the Company's primary business, the sale of tangible asset collectibles, especially as to how that business focus relates to the Company's wholly owned subsidiary Universal Network of America, Inc. and that Company's operating subsidiary Universal Network, Inc.

     At December 31,1995, the Company's headquarters were located in Tarrytown, New York, with regional offices in Vancouver, British Columbia, Canada and Hawley, Pennsylvania. As of February 1, 1996, the Company relocated its headquarters from Tarrytown, New York, to Milford, Pennsylvania. During the fourth quarter of 1996, the Company opened a West Coast Relations Office in Las Vegas, Nevada and, in the early part of the second quarter of 1997, reopened its regional office in Vancouver, British Columbia. The Company closed its West Coast

Relations Office in Las Vegas, Nevada in December, 1997 and relocated the headquarters from Milford, Pennsylvania to Hawley, Pennsylvania on February 1, 1998.

     The Company was, until February 5, 1998, a 97% equity owner of Qualtronics Corporation, Inc. ("QCI"), a contract manufacturer of electronic and electromechanical assemblies based in Allentown, Pennsylvania.

     The Company is also a 100% equity owner of Universal Network of America, Inc. ("UNAI"), a direct sales organization distributing various tangible asset collectibles through Independent Distributors. UNAI is based in Sarasota, Florida and operates through its subsidiary Universal Network, Inc.

Selected Financial Data

                         for 3 mos      for 3 mos      for 6 mos   for 6 mos
                           ended          ended          ended       ended
                          6/30/98        6/30/97        6/30/98     6/30/97

      Sales              $ 384,282      $4,423,605    $1,334,621   $6,287,747

      Cost of Goods        364,866       2,923,998     1,018,367    3,717,279
          Sold

      Net Income         $(563,670)        763,594      (553,255)   1,447,289

      Net Income/Share       (.094)            .19         (.092)         .38

      Weighted Average   6,005,464       3,950,671     6,005,464    3,818,507
      # Common Shares


Liquidity

     During 1995 and 1994, the first two years of operation, the Company invested significant amounts of capital in formulating its business plan, establishing market penetration and presence and preparing and completing its Initial Public Offering. During this two-year period, the Company experienced insufficient levels of sales to meet operating needs. This resulted in operating losses for 1994 and 1995 of $183,657 and $192,852, respectively. The Company supplemented cash availability by issuing stock in 1994 through a private placement and in 1995 through the Initial Public Offering. Management believes that as a result of the Initial Public Offering and continuing business operations, the Company now has adequate cash availability and income to satisfy present operating needs. The Company posted net income of $684,970 in 1996 and $216,151 in 1997.

     The Company has recently posted a net loss of $563,670 in the second quarter of 1998 and a loss of $553,255 for the 6 months ending June 30, 1998. The Company has also recorded Total Current Assets of 5,654,605 for the same period. In addition, Total Stockholders' Equity at June 30, 1998 was $5,400,313.

Capital Resources

     On June 30, 1998, the Company had recorded Total Current Assets of $5,654,605 of which $186,770 was held in cash and cash equivalents and $5,125,113 was held in inventory at cost. Approximate Total Current Assets at June 30, 1997 was $3,331,522 of which $136,845 was held in cash and cash equivalents.

Cash Expenditures

     Total general and administrative expenses increased from $764,366 on June 30, 1997 to $996,553 on June 30, 1998. The most significant increases were due to the increased activities of management as it related to the Company's divestiture of unrelated businesses and assimilation of its subsidiary, Universal Network of America, Inc., acquired in December 1997. In addition, legal and professional expenses increased so the Company may reply to a formal order of investigation being conducted by the United States Securities and Exchange Commission, with which the Company's management is co-operating.

Long-Term Debt/Current Liabilities

     The Company has satisfactorily retired all Long-Term Debt with the exception of two(2) Capital Leases for Office Equipment that totaled approximately $ 9,936 in current and long-term debt.

Revenue

     Total revenue, less sales discounts, decreased from June 30, 1997 to June 30, 1998 from $4,423,605 to $384,282. Management of the Company points to key restructuring projects and corresponding decreased sales activity related to the Company's assimilation of its subsidiary Universal Network of America, Inc. for reasons of the reduced sales activity, especially as it relates to the divestiture of unrelated business operations.

     In the network marketing division, operated and governed by the Company's subsidiary Universal Network, Inc., representatives qualify Retail Sales Centers with items of intrinsic value, and earn commissions or products.

     Items that can be purchased include jewelry, authentic leafs from the First Edition Noah Webster's American Dictionary of the English Language; authentic leafs from the original issue of the King James Bible and collectible numismatic Morgan Silver Dollars. Representatives then earn commissions corresponding to the sales volume generated at their portion of the network.

     Universal Network, Inc. has also introduced in this past quarter a new consumable line of health and beauty products for both men and women. The "Universal Collection" contains 24k gold flakes within the aloe vera based products.

                     BUSINESS OF THE COMPANY

GENERAL

     D. H. Marketing & Consulting, Inc. (the "Company") was incorporated under the laws of the State of Nevada on September 8, 1994 for the purpose of acquiring D. H. Marketing & Consulting, Inc., a New York corporation ("D. H. Marketing- New York"). D. H. Marketing-New York was organized on January 6, 1994 and has been actively engaged in business operations since that time. On September 29,1994, the Company entered into a merger agreement with D. H. Marketing-New York in a transaction in which the Company was the surviving entity.

NETWORK MARKETING DIVISION

     During the second quarter of 1995, The Company became a Representative within Universal Network, Inc.'s Network Marketing system. In the system, representatives sell products and qualify retail sales centers with items of intrinsic and/or collectible value. In addition, by purchasing these items, representatives are also eligible to earn commission and/or sell products.

     At the close of 1995, the Company had earned over $136,000 in commissions and was the third largest dollar earner within the entire system. At the close of 1996, the Company had earned commissions in excess of $500,000 and was the largest dollar earner within the entire system.

     The network marketing system was developed and is governed by Universal Network, Inc., the operating subsidiary of Universal Network of America, Inc., which became a wholly-owned subsidiary of the Company in December of 1997.

FUTURE PRODUCTS

     The Company recently announced in a press release that it reached an agreement with Garden State Nutritionals to manufacture a line of dietary supplements which the Company will exclusively distribute. The first product to be marketed will be an HGH/Potency Formula Dietary Supplement. The Company expects to launch this product in early November of 1998.

COMPETITION

     The Company is involved in a very competitive industry - network, multi-level or direct marketing. There are several larger companies that also offer wealth building products. These products are mainly coins, watches and fine jewelry. The main method of competing in the market place is in diversity of product lines. To increase its market share, the Company has recently started offering a skin care/aloe-based product line and it is about to introduce a dietary supplement line. With a wider range of products, the Company expects to be able to appeal to a wider range of people.

PRODUCT SUPPLIERS

     The Company uses three main suppliers for its product lines, as follows:

     1. The main supplier of its fine jewelry products is Hallock Coin Jewelry located in Anaheim, California.

     2. The main supplier of its skin care and aloe-based drink products is Aloe Commodities International, Inc., located in Dallas, Texas.

     3. The main supplier of its new dietary supplement product line is Garden State Nutritionals located in West Caldwell, New Jersey.

STATE REGULATIONS

     The Company is subject to individual state regulations which protect individuals who purchase products in their homes. These regulations vary from state to state. In general, customers have anywhere from three to ten days to cancel an order or change their mind about a purchase. The Company has certain products which are considered special order items. These special order items have a no return policy due to their special order nature. The Company has experienced very few problems with these regulations, as all of the Company's distributors are made aware of the policy prior to purchasing any products.

PREVIOUS AREAS OF BUSINESS

     The Company was previously segmented into four distinct operations, consisting of a Burn Cleansing Solution Division, Network Marketing Division, Collectible Division and an Acquisitions & Consulting Division. The Company has divested itself of all business activities that do not relate to the Company's primary business of network marketing. Following is a brief description of the previous divisions of the Company.

     1.   Burn Cleansing Solution Division

          In 1986, the PREVOR Laboratory of Valmondois, France, developed a revolutionary chemical burn cleansing solution. Unlike current rinsing solutions that dilute chemicals while they continue to burn the skin, diphoterine absorbs the burning molecules on contact, preventing additional exposure to the skin. Diphoterine is effective on the skin for burns resulting from caustic acids, bases and solvent. Testimonies from European Fortune 500 Companies credit diphoterine for improving productivity, decreasing absence, preventing permanent injury and improving employee safety.

          Diphoterine is effective on the skin for burns caused by all acids, bases and caustic solvents except white phosphor and hydrofluoric acid. Hexafluorine was developed specifically for use against burns caused by hydrofluoric acid. Both cleansing solutions have been in use in Europe for seven years. European users include Rohm and Haas, IBM, Proctor and Gamble, BASF and DuPont. A Rhone Poulenc five year study showed use of diphoterine decreased both the number of chemical spatters reported and the number of employees requiring emergency treatment due to chemical burns.

          This division was divested in the first quarter of 1998 to Safe-Stride of Washington located in Puyallup, Washington in exchange for 10% of the gross revenue generated by the sale of Diphoterine and Hexafluorine ad infinitum.

     2.   Collectible Division

          The Company's collectible and fine arts division is involved with the purchase and sale of valuable and rare stamps, coins, fine art and other tangible asset collectibles. Principals of the Company are experts at locating and negotiating transactions to acquire investment-grade collectibles. Clients are then able to purchase these items directly from the Company. By selecting only the most valuable, highest quality, and collectible pieces, both the Company and its clients profit from the transaction.

          Total revenue for this division totaled just over $58,000 in 1995 and over $1,172,698 in 1996. The substantial increase in sales was partially attributable to time. This division commenced activity already one half way through 1995. However, this increase in sales is more attributable to the Company's increased ability to participate in more sizable and profitable activities as a result of its increased asset base and cash position.

          The December 1997 acquisition of Universal Network of America, Inc. will reduce activities of this division in current and future years. Sales activity of large packages of tangible asset collectibles will be entertained on an infrequent basis.

     3.   Acquisitions and Consulting Division

          The Acquisitions and Consulting Division commenced activities late in the third quarter of 1996, acquiring 42% of Qualtronics Corporation, Inc., a contract manufacturer of electromechanical and electronic devices, and provided general consultation services.

          This division was successful in acquiring an additional 55% of Qualtronics Corporation, Inc. in the first quarter of 1997, increasing its total holdings to 97%.

          This division was also successful in acquiring 24% of Universal Network of America, Inc. throughout 1997 and the remaining 76% of the company in December 1997. The Company has since, on February 5, 1998, divested itself of its interest in Qualtronics Corporation, Inc.


                            MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to each of the Directors, executive Officers of the Company.

     Name                     Age       Position

     David D. Hagen           45        Chairman of the Board, President,
                                        Treasurer and Chief Executive Officer
     Michael J. Daily         50        Vice President, Secretary and a Director
     Martin Grossbach         61        Director
     Steve Krakonchuk         38        Director
     Ronald W. Meredith       54        Director
     William C. Bartley       48        Director
     John C. Guttridge        36        Director

     DAVID D. HAGEN, age 45, is Chairman of the Board, President, Treasurer and Chief Executive Officer of the Company. Mr. Hagen was the President of Hagen Development and Improvement Corp., a real estate company. From 1978-1982 Mr. Hagen was the President of an investment firm in Greenwich, Connecticut. He structured and operated investment banking private placement and franchising organization. As Vice President of Sales of International Stamp Exchange in
New York, Mr. Hagen developed an international network for the sale and distribution of collectible stamps, collectible coins, and hired, trained and expanded the sales force from 1982-1985. From 1985-1988, Mr. Hagen was Sales manager of International Coin Exchange Company, located in Brooklyn, New York. Mr. Hagen developed an international network for the sale and distribution of collectible coins, and hired, trained and expanded the sales force. From 1988-1993, Mr. Hagen has traded coins, stamps, art and miscellaneous investments for private investors and investment bankers, has owned and operated Park Avenue Fine Art Archives among other collectible galleries. From 1993, Mr. Hagen has been the President of the Company in Hawley, PA.

     MICHAEL J. DAILY, age 50, is Vice President, Secretary and a director of the Company. Mr. Daily was honorably discharged from the U.S. Army in 1969.
He majored in Business Administration in the California College system from 1970-1973. Mr. Daily was the plant manager of a large California based mail order firm from 1971-1976. From 1977-1985, Mr. Daily was a manager in the Food & Beverage industry in the Pennsylvania Pocono Mountains. Mr. Daily was active in the Real Estate Industry from 1985 to May 1995 when he joined the Company.

     MARTIN GROSSBACH, age 61, is a director of the Company. In 1958, Mr. Grossbach received a B.S. in Accounting from Queen's College and in 1961, he received his law degree from New York Law School. Mr. Grossbach has been an attorney in Westchester County, New York for the last 32 years, specializing in commercial real estate.

     STEVE KRAKONCHUK, age 38, is a director of the Company. Mr. Krakonchuk began working for the Company in January of 1995 in the Company's Investor Relations area and as Vice President of Sales. During his employment, sales of the Company's network marketing division have increased dramatically due in large part to his participation and leadership. Mr. Krakonchuk currently is employed at the Company's wholly-owned international subsidiary, Financial Communication Services, Inc., in Vancouver, British Columbia.

     RONALD W. MEREDITH, age 54, is a director of the Company. Mr. Meredith is President of the Company's wholly-owned subsidiary, Universal Network of America, Inc. and its subsidiary, Universal Network, Inc. Mr. Meredith is an Air Force veteran, having served from 1959 through 1979. From 1979 through 1988 he owned and operated a manufacturing company in Louisville, Kentucky.
He currently sits on the Board of Directors of that company. From July 1988 through 1994, Mr. Meredith was an Independent Representative and National Marketing Director with an environmental products company, where he sat on the Presidential Advisory Board. During this period annual sales of that company grew from 30 million dollars to more than 400 million dollars. From September 1994 through February 1995, Mr. Meredith was an Independent Representative with a jewelry company, and is a member of the Jewelers Board of Trade. In May of 1995, he and several partners founded Universal Network, Inc.

     WILLIAM C. BARTLEY, age 48, is a director of the Company. Mr. Bartley is Vice President of the Company's wholly-owned subsidiary, Universal Network of America, Inc. and its subsidiary Universal Network, Inc. Mr. Bartley owned a successful furniture and appliance store in Lexington, Kentucky from 1978 until 1992. From September 1990 through March of 1994, Mr. Bartley was an Independent Representative and National Marketing Director with an environmental products company. From March of 1994 through February 1995, he was an Independent Representative and the top income earner with a jewelry company. Mr. Bartley, a founder of Universal Network, Inc., was elected Vice President in July 1995.

     JOHN C. GUTTRIDGE, age 36, is a Director of the Company. In 1984, Mr. Guttridge received a B.S. in Political Science from Villanova University and in 1988, he received his law degree from Pace University School of Law. Mr. Guttridge has been an attorney in Westchester County, New York for the last 10 years specializing in litigation, the last five years of which have been at the firm of Martin Grossbach, P.C.

EXECUTIVE COMPENSATION

     The following summary compensation table sets forth certain information regarding compensation paid during each of the three fiscal years to David D. Hagen, the Company's President, and to Ronald Meredith, a director of the Company and President of the Company's wholly-owned subsidiary, Universal Network of America, Inc. ("UNA"). No other executive's annual compensation exceeded $100,000.

NAME AND PRINCIPAL                FISCAL          TOTAL REMUNERATION
POSITION                           YEAR          SALARY         BONUS
------------------------------   ---------      ------------  -----------
David D. Hagen, President          1997           $59,166      $20,000
Treasurer and a Director           1996           $40,833      $20,000
                                   1995           $26,291      $10,616

Ronald W. Meredith                 1997           $122,200       -0-
Director of the Company,           1996           $98,000        -0-
and President of UNA               1995           $70,100        -0-


         PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information as of September 22, 1998 with respect to persons known to the Company to be the beneficial owners of more than 5% of its Common Stock and with respect to the beneficial ownership of such Common Stock by each director of the Company and by all directors and executive officers of the Company as a group.

=============================================================================
NAME AND ADDRESS OF          AMOUNT AND NATURE OF              PERCENT OF
BENEFICIAL OWNER             BENEFICIAL OWNERSHIP              COMMON STOCK
=============================================================================

David D. Hagen<F1><F2>        300,000 Shares <F3>                 4.1%
P.O. Box 621
Hawley, PA  18428

Ronald W. Meredith<F2>        375,401 Shares <F3><F4>             5.2%
5647 Beneva Road
Sarasota, FL 34233-4103

William C. Bartley<F2>        362,700 Shares <F3><F5>             5.0%
5647 Beneva Road
Sarasota, FL 34233-4103

Martin Grossbach<F2>           63,334 Shares <F3>                  .8%
303 South Broadway
Suite 100
Tarrytown, NY 10591

Michael J. Daily<F1><F2>       151,550 Shares <F3>                2.1%
405 Prospect Street
Hawley, PA 18428

John C. Guttridge<F2>          5,000 Shares <F3>                  <F6>
303 South Broadway
Suite 100
Tarrytown, NY 10591

Steve Krakonchuk<F2>           152,000 Shares <F3>                2.1%
8611 General Currie Road
Apartment 111
Richmond, B.C.
Canada V6Y 3M1
----------------------------------------------------------------------------
All Officers and Directors     1,399,985<F7>                     19.3%
as a Group (7 Persons)
============================================================================
____________________
  <F1>  An officer of the Company.
  <F2>  A director of the Company.
  <F3>  Includes Restricted Stock.
  <F4>  327,501 of these shares are held in the name of Meretec Management which is owned and controlled by Ronald W. Meredith. 37,900 of these shares are held in the name of Ronald W. and Judy D. Meredith. 10,000 shares are held in the name of Aviara Marketing which is owned and controlled in part by Ronald Meredith.
  <F5>  352,700 of these shares are held in the name of William C. Bartley.
        10,000 of these shares are held in the name of Aviara Marketing which is owned and controlled in part by William C. Bartley.
  <F6>  Less than one percent.
  <F7>  This figure is 10,000 shares less than the total of the figures shown above, as the 10,000 shares owned by Aviara Marketing, which is owned and controlled by Ronald Meredith and William Bartley, appear under both Ronald Meredith's and William Bartley's names.

  The Company is not aware of any arrangement which might result in a change in control in the future.

CERTAIN TRANSACTIONS

    Some of the officers and/or directors of the Company are engaged in other businesses, either individually or through partnerships and corporations in which they have an interest, hold an office or serve on boards of directors. Certain conflicts of interest may arise between the Company and its directors. Some of the directors have other business interests to which they devote a major or significant portion of their time.

    On June 30, 1998, the Company issued restricted common stock to the following officers and/or directors as additional compensation. Aviary Marketing Services is owned by both Ronald W. Meredith and William C. Bartley.

       David D. Hagen                100,000 shares
       Michael J. Daily              50,000 shares
       Steve Krakonchuk              50,000 shares
       Ronald W. Meredith            25,000 shares
       William C. Bartley            25,000 shares
       Martin Grossbach              35,000 shares
       John C. Guttridge             5,000 shares
       Aviary Marketing Services     20,000 shares

   On July 2, 1998, the Company issued restricted common stock to the following officers, directors and/or consultants as additional compensation.

       Max. C. Tanner                50,000 shares
       Gary Stafford                 10,000 shares
       Mark Cain                     20,000 shares
       Martin Grossbach              10,000 shares

  The Company will attempt to resolve any such conflicts of interest in favor of the Company. The officers and directors of the Company are accountable to it and its shareholders as fiduciaries, which requires that such officers and directors exercise good faith and integrity in handling the Company's affairs. A shareholder may be able to institute legal action on behalf of the Company or on behalf of itself and all similarly situated shareholders to recover damages or for other relief in cases of the resolution of conflicts in any manner prejudicial to the Company.

                   DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 75,000,000 shares of capital stock, composed of 25,000,000 shares of Common Stock, par value $0.0001 per share, of which there were 7,287,964 shares outstanding as of October 14, 1998, and 50,000,000 shares of Preferred Stock, par value $.001 per share, of which there are 30 shares outstanding as of October 14, 1998.

COMMON STOCK

  The holders of common stock (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution or winding up of the affairs of the Company; (iii) do not have preemptive subscription or conversion rights and there are no redemption or sinking fund applicable thereto; and (iv) are entitled to one non-cumulative vote per share, on all matters which shareholders may vote on at all meetings of shareholders.

NON-CUMULATIVE VOTING

  The holders of Shares of common stock of the Company do not have cumulative voting rights which means that the holders of more than 50% of such outstanding Shares, voting for the election of Directors, can elect all of the Directors to be elected, if they so choose, and, in such event, the holders of the remaining Shares will not be able to elect any of the Company's Directors.

PREFERRED STOCK

  The Board of Directors of the Company has the authority to divide the Authorized Preferred Stock into series, the shares of each series to have such relative rights and preferences as shall be fixed and determined by the Board of Directors. Depending upon the voting rights granted to any series of Authorized Preferred Stock, issuance thereof could result in a reduction in the voting power of the holders of Common Stock. In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of each series of the then outstanding Authorized Preferred Stock may be entitled to receive, prior to the distribution of any asset or funds to the holders of Common Stock, a liquidation preference established by the Board of Directors, together with all accumulated and unpaid dividends. Depending upon the consideration paid for Authorized Preferred Stock, the liquidation preference of Authorized Preferred Stock and other matters, the issuance of Authorized Preferred Stock could result in a reduction in the assets available for distribution to the holders of Common Stock in the event of the liquidation of the Company.


                            LITIGATION

  The United States Securities and Exchange Commission is conducting a formal investigation of the Company, with which the Company's management is co-operating. The outcome of such investigation is not known at this time. The Company is not a party to any material pending legal proceedings and, to the best of its knowledge, no such action by or against the Company has been threatened.

                          LEGAL MATTERS

  Securities matters in connection with this Offering will be passed upon for the Company by the Law Offices of Max C. Tanner, 2950 East Flamingo Road, Suite G, Las Vegas, Nevada 89121.


                             EXPERTS

  The consolidated financial statements of the Company as of December 31, 1997 (audited) and June 30, 1998 (unaudited) included in this Prospectus and the Registration Statement have been included herein in reliance upon the report of Crouch, Bierwolf & Chisholm, 50 West Broadway, Suite 1130, Salt Lake City, Utah 84101, independent certified public accountants, given on the authority of said firm as an expert in auditing and accounting.

                                    PART II
                      INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 78.751 of the Nevada Revised Statutes empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal , administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorney's fees), judgements, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 78.751 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him or her in connection therewith.

     (The Company's Articles of Incorporation and By-Laws provide in effect that the Company may indemnify to the full extent of its power to do so, all Directors, Officers, employees, and agents. It is anticipated that the Company will indemnify its Officers and Directors to the full extent permitted by the above quoted statute.)

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  Registration Fee . . . . . . . . . . . . . . . . . . . . . . . 765.16
  Printing Expenses* . . . . . . . . . . . . . . . . . . . . . . ______
  Legal Fees and Expenses* . . . . . . . . . . . . . . . . . . . ______
  Accounting Fees and Expenses*. . . . . . . . . . . . . . . . . ______
  Blue Sky Fees* . . . . . . . . . . . . . . . . . . . . . . . . ______
  Engineering Fees and Expenses* . . . . . . . . . . . . . . . . ______
  Miscellaneous* . . . . . . . . . . . . . . . . . . . . . . . . ______
  Total. . . . . . . . . . . . . . . . . . . . . . . . . . . . .$
                                                                 ========
- ------------------------
* Estimated

  All of the above expenses will be paid by the Company.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

  The following information sets forth certain information for all securities the Company sold during the past three years without registration under the Securities Act. There were no underwriters in any of these transactions.

     In June 1998 the Company issued an aggregate of 310,000 shares of restricted common stock to eight officers and/or directors as additional compensation. In July, 1998, the Company issued an aggregate of 90,000 shares of restricted common stock to four directors and/or consultants as additional compensation. All of these shares were issued pursuant to an exemption from registration afforded by Section 4(2) of the Securities Act for transactions not involving a public offering.

     The Company issued 1,000,000 of restricted common stock pursuant to an offering under Regulation D, Rule 506 during the months of September and October, 1998.


ITEM 27.  EXHIBITS.

Exhibit
Number           Description of Exhibits
- ------           -----------------------
  2.0 The Merger Agreement entered into by and between D.H. Marketing & Consulting, Inc. a New York Corporation, and the Registrant, dated September 29, 1994, filed with the Nevada Secretary of State, November 10, 1994. (Filed with SEC on April 14, 1995, in Registration Statement on Form SB-2 and incorporated herein by reference.)

  3.0 Certificate of Incorporation of the Registrant, consisting of Articles of Incorporation filed with the Secretary of State of the State of Nevada on September 8, 1994. (Filed with SEC on April 14, 1995, in Registration Statement on Form SB-2 and incorporated herein by reference.)

  3.1 By-Laws of the Registrant, dated September 8, 1994. (Filed with SEC on April 14, 1995, in Registration Statement on Form SB-2 and incorporated herein by reference.)

  3.2* Certificate of Amendment to the Articles of Incorporation of the Registrant, filed with the Secretary of State of Nevada on February 12, 1997, filed with the SEC in this Registration Statement on Form SB-2.

  3.3* Certificate of Amendment to the Articles of Incorporation of the Registrant, filed with the Secretary of State of Nevada on August 19, 1998, filed with the SEC in this Registration Statement on Form SB-2.

  4.0* Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of D.H. Marketing & Consulting, Inc., filed with the Secretary of State of Nevada on September 9, 1998, filed with the SEC in this Registration Statement on Form SB-2.

  4.1* Securities Purchase Agreement dated September 18, 1998, filed with the SEC in this Registration Statement on Form SB-2.

  4.2* Registration Rights Agreement dated September 18, 1998, filed with the SEC in this Registration Statement on Form SB-2.

  10.0* Placement Agency Agreement dated August 26, 1998, filed with the SEC in this Registration Statement on Form SB-2.

  10.1* Warrant Agreement dated September 18, 1998, filed with the SEC in this Registration Statement on Form SB-2.

  13.0 Annual Report on Form 10-KSB for the year-ended December 31, 1997, filed with the SEC on April 15, 1998 and incorporated herein by reference.

  13.1 Quarterly Report on Form 10-QSB for the period-ended March 31, 1998, filed with the SEC on May 29, 1998 and incorporated herein by reference.

  13.2 Quarterly Report on Form 10-QSB for the period-ended June 30, 1998, filed with the SEC on August 14, 1998 and incorporated herein by reference.

  21.0*       Subsidiaries of the Registrant, filed with the SEC in this Form
              SB-2.

  23.0 Consent, dated April 14, 1998, of the Accountants, Crouch, Bierwolf & Chisholm, to the publication of their report, dated February 13, 1998. (Filed with the SEC on April 15, 1998 in Form 10-KSB and incorporated herein by reference.)

  23.1 Consent, dated May 28, 1998, of the Accountants, Crouch, Bierwolf & Chisholm, to the publication of their report, dated May 19, 1998. (Filed with the SEC on May 29, 1998 in Form 10-QSB and incorporated herein by reference.)

  23.2 Consent, dated August 11, 1998, of the Accountants, Crouch, Bierwolf & Chisholm, to the publication of their report, dated August 4, 1998. (Filed with the SEC on August 14, 1998 in Form 10-QSB and incorporated herein by reference.)

  27.0        Financial Data Schedule for the year-ending December 31, 1997.
              (Filed with the SEC on April 15, 1998 in Form 10-KSB and incorporated herein by reference.)

  27.1 Financial Data Schedule for the 3-month period ending March 31, 1998. (Filed with the SEC on May 29, 1998 in Form 10-QSB and incorporated herein by reference.)

  27.2 Financial Data Schedule for the 3-month period ending June 30, 1998. (Filed with the SEC on August 14, 1998 in Form 10-QSB and incorporated herein by reference.)

- -----------------------------

*  Filed herewith.


ITEM 28.  UNDERTAKINGS.

          (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

                        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                        (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this Registration Statement; and

                        (iii) To include any additional or changed material
                  information on the plan of distribution.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                  SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hawley, State of Pennsylvania on October 15, 1998.

                                        D.H. MARKETING & CONSULTING, INC.



                                        By: /s/ DAVID D. HAGEN
                                        David D. Hagen
                                        President, Chief Executive Officer
                                        and Director


    In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature to the Registration Statement appears below hereby appoints David D. Hagen, as such person's attorney-in-fact with full power to act alone, with full power of substitution or resubstitution, for such person and in such person's name, place and stead, in any and all capacities to sign on such person's behalf, individually and in the capacities stated below, and to file any and all amendments and post-effective amendments to this Registration Statement, which amendment or amendments may make such changes and additions as such attorney-in-fact may deem necessary or appropriate.


Name                       Office                               Date
--------                   ----------                           --------

/s/ DAVID D. HAGEN         President, Chief Executive Officer   10/15/98
David D. Hagen             Chief Financial Officer and Director

/s/ MICHAEL J. DAILY       Secretary and Director               10/15/98
Michael J. Daily


/s/ RONALD MEREDITH        Director                             10/15/98
Ronald Meredith

/s/ STEVE KRAKONCHUK       Director                             10/15/98
Steve Krakonchuk